Filed Pursuant to Rule 424(b)(5)
                                              Regristration File No.:  333-85443




                 Prospectus supplement no. 2 dated June 1, 2001
        (to prospectus supplement dated May 24, 2001 to prospectus dated
                                October 12, 1999)

                                  $221,747,500

                          ABN AMRO Mortgage Corporation
                                    Depositor

                          ABN AMRO Mortgage Group, Inc.
                                    Servicer

          Multi-Class Mortgage Pass-Through Certificates, Series 2001-2

                              --------------------


The prospectus supplement dated May 24, 2001 to the prospectus dated October 12, 1999 is hereby modified in the following respects:

         o by providing in the chart of the section therein bearing the caption "The Series 2001-2 Multi-Class Mortgage Pass-Through Certificates" that the outstanding principal amount of the Class A-1 certificates is $153,079,000 and the outstanding principal amount of the Class A-2 certificates is $19,984,514;

         o by providing in the paragraph of the section therein bearing the caption "Summary--Residual Class" that the Class R certificates will, in addition to the two components set forth therein, consist of a third component, Component R-3, representing the residual interest in REMIC III;

         o by providing in the third paragraph of the section therein bearing the caption "Description of the Certificates--General" that the Class A-1 and Class A-2 certificates will evidence all the beneficial ownership in a trust called REMIC III established by the Depositor to hold the Class A-1 and Class A-2 regular interests of a trust called REMIC II, and that the remaining certificates, other than the Class R certificate, will evidence all the beneficial ownership in REMIC II established by the Depositor to hold the regular interests of REMIC I into which the Loans will be deposited;

         o by providing in the first paragraph of the section therein bearing the caption "Description of the Certificates--The Class R Certificate" that the Class R certificate will, in addition to the two components set forth therein, consist of a third component, Component R-3, representing the residual interest in REMIC III;

         o by providing in the second paragraph of the section therein bearing the caption "Description of the Certificates--The Class R Certificate" that payments to the Class R certificateholders set forth therein will be made after payment of expenses, if any, of REMIC III in addition to the payment of expenses, if any, of REMIC II;

         o by providing in the third paragraph of the section therein bearing the caption "Description of the Certificates--The Class R Certificate" that payments to the Class R certificateholders set forth therein will be made after (i) reduction of the aggregate class principal balance of the certificates to zero and (ii) payment of expenses, if any, and termination of REMIC III in addition to the payment of expenses, if any, and termination of REMIC II;

         o      by  providing  the  following  in the  paragraph  of the section
                therein    bearing    the    caption    "Description    of   the
                Certificates--Optional Termination":

                  o the Depositor may effect the termination of REMIC III in addition to REMIC I and REMIC II listed therein;

                  o an optional termination of REMIC III together with the optional termination of REMIC II, will cause the outstanding principal balance of the certificates to be paid in full, as set forth therein;

                  o upon payment in full of the certificates and amounts due to MBIA Insurance Corporation, the Trustee will terminate REMIC III in addition to REMIC I and REMIC II listed therein; and

                  o in no event will REMIC III, in addition to REMIC I and REMIC II listed therein, continue beyond the expiration of 21 years from the death of the survivor of certain persons identified in the Pooling and Servicing Agreement;

         o by providing the following in the first paragraph of the section therein bearing the caption "Federal Income Tax Consequences":

                  o the Depositor will cause an election to be made to treat REMIC III, in addition to REMIC I and REMIC II, as a REMIC for federal income tax purposes;

                  o the certificates issued by REMIC III, in addition to the certificates issued by REMIC II, other than the Class R certificate, will be designated as REMIC regular interests;

                  o the certificates set forth therein will generally be treated as debt of REMIC II or REMIC III, as applicable, instead of only REMIC II, for federal income tax purposes; and

                  o the Class R certificate will represent beneficial ownership of three, instead of two, residual interests, each of which will constitute the sole class of residual interests in each of REMIC I, REMIC II and REMIC III;

         o      by  providing  the  following  in the  second  paragraph  of the
                section  therein   bearing  the  caption   "Federal  Income  Tax
                Consequences":

                  o REMIC III, in addition to REMIC I and REMIC II, will be treated as a REMIC as set forth therein;

                  o the certificates (other than the Class R certificate) will represent regular interests in REMIC II or REMIC III, as applicable, instead of only REMIC II; and

                  o similar to the attributes of Component R-1 and Component R-2 set forth therein, Component R-3 of the Class R certificate will be the sole class of residual interests in REMIC III;

         o by providing in the fourth paragraph of the section therein bearing the caption "Federal Income Tax Consequences" that REMIC II and REMIC III will each take the OID position outlined therein, instead of only REMIC II; and

         o by amending and restating the tables relating to the Class A-1 and Class A-2 certificates set forth in Appendix A in their entirety with the tables relating to the Class A-1 and Class A-2 certificates attached hereto as Appendix A.

                             ----------------------



BEAR, STEARNS & CO. INC.

                              ABN AMRO INCORPORATED

                                                    EDWARD D.  JONES & CO., L.P.


                             ----------------------

          The date of this prospectus supplement no. 2 is June 1, 2001


                                                                                                                      Appendix A

                Percent of Initial Principal Balance Outstanding
            At Various Percentages of the Prepayment Speed Assumption

                                                     Class A-1                                          Class A-2
                                      ------------------------------------------      ------------------------------------------
Distribution Date                       0%    100%     250%     400%     500%           0%    100%     250%     400%    500%
-----------------                       --    ----     ----     ----     ----           --    ----     ----     ----    ----

Initial. . . . . . . . . . . . . . .   100     100      100      100      100           100     100      100      100     100
May 25, 2002 . . . . . . . . . . . .    99      96       93       90       88           100     100      100      100     100
May 25, 2003 . . . . . . . . . . . .    97      90       78       68       61           100     100      100      100     100
May 25, 2004 . . . . . . . . . . . .    96      80       59       40       29           100     100      100      100     100
May 25, 2005 . . . . . . . . . . . .    94      72       43       19        6           100     100      100      100     100
May 25, 2006 . . . . . . . . . . . .    92      63       29        4        0           100     100      100      100      29
May 25, 2007 . . . . . . . . . . . .    91      56       18        0        0           100     100      100       48       0
May 25, 2008 . . . . . . . . . . . .    89      49       10        0        0           100     100      100        0       0
May 25, 2009 . . . . . . . . . . . .    87      43        3        0        0           100     100      100        0       0
May 25, 2010 . . . . . . . . . . . .    85      38        0        0        0           100     100       85        0       0
May 25, 2011 . . . . . . . . . . . .    83      33        0        0        0           100     100       57        0       0
May 25, 2012 . . . . . . . . . . . .    80      28        0        0        0           100     100       34        0       0
May 25, 2013 . . . . . . . . . . . .    78      24        0        0        0           100     100       14        0       0
May 25, 2014 . . . . . . . . . . . .    75      20        0        0        0           100     100        0        0       0
May 25, 2015 . . . . . . . . . . . .    72      16        0        0        0           100     100        0        0       0
May 25, 2016 . . . . . . . . . . . .    69      13        0        0        0           100     100        0        0       0
May 25, 2017 . . . . . . . . . . . .    66       9        0        0        0           100     100        0        0       0
May 25, 2018 . . . . . . . . . . . .    62       6        0        0        0           100     100        0        0       0
May 25, 2019 . . . . . . . . . . . .    58       3        0        0        0           100     100        0        0       0
May 25, 2020 . . . . . . . . . . . .    54       *        0        0        0           100     100        0        0       0
May 25, 2021 . . . . . . . . . . . .    49       0        0        0        0           100      83        0        0       0
May 25, 2022 . . . . . . . . . . . .    44       0        0        0        0           100      64        0        0       0
May 25, 2023 . . . . . . . . . . . .    39       0        0        0        0           100      46        0        0       0
May 25, 2024 . . . . . . . . . . . .    33       0        0        0        0           100      29        0        0       0
May 25, 2025 . . . . . . . . . . . .    27       0        0        0        0           100      14        0        0       0
May 25, 2026 . . . . . . . . . . . .    20       0        0        0        0           100       0        0        0       0
May 25, 2027 . . . . . . . . . . . .    13       0        0        0        0           100       0        0        0       0
May 25, 2028 . . . . . . . . . . . .     5       0        0        0        0           100       0        0        0       0
May 25, 2029 . . . . . . . . . . . .     0       0        0        0        0            73       0        0        0       0
May 25, 2030 . . . . . . . . . . . .     0       0        0        0        0             4       0        0        0       0
May 25, 2031 . . . . . . . . . . . .     0       0        0        0        0             0       0        0        0       0
Weighted Average Life (in Years)(1)     18.07    7.96     3.87     2.75     2.37         28.38   21.92    10.46     6.06    4.86

-----
(1) The weighted  average life of any Class of Certificates is determined by (i)
multiplying the net reduction,  if any, of the Certificate  Principal Balance by the number of years from the date of issuance of the Certificates to the related
Distribution  Date, (ii) summing the results,  and (iii) dividing the sum by the total net  reductions  of the  Certificate  Principal  Balance  described in (i)
above.
*  Represents  amounts  greater  than  zero and less than  0.50% of the  initial aggregate Certificate Principal Balance outstanding.